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                                 BEATNIK, INC.
                              2600 El Camino Real
                              San Mateo, CA 94403

May 1, 2000

VIA EDGAR TRANSMISSION
----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn:  John Dalton Clopper, Esq.
Mail Stop 0308

        Re:     Beatnik, Inc.--Registration Statement on Form S-1 (File No.
                333-32752)
                Request for Withdrawal

Dear Mr. Clopper:

        Pursuant to Rule 477 of the Securities Act of 1933, as amended, Beatnik, Inc. (the "Registrant") hereby requests the immediate withdrawal of its Registration Statement on Form S-1 (File No. 333-32752), together with all exhibits thereto, originally filed with the Commission on March 17, 2000 on the grounds that current market conditions do not support a public offering of the Registrant's Common Stock at this time.

                                                                      Sincerely,

                                                           /s/  Lorraine Hariton
                                                           ---------------------

                                                                Lorraine Hariton
                                           President and Chief Executive Officer